Exhibit 99.1

INVITATION HOMES AND STARWOOD WAYPOINT HOMES COMPLETE MERGER

DALLAS – November 16, 2017 – Invitation Homes Inc. (NYSE: INVH) today announced the completion of its previously announced merger with Starwood Waypoint Homes. Beginning today, the combined company will operate under the name “Invitation Homes” and continue trading on the New York Stock Exchange under the current ticker symbol for Invitation Homes (NYSE: INVH). The merger brings together the best practices, technology, and personnel from both firms to create the premier single-family rental company in the United States, with an unparalleled ability to deliver enhanced service offerings to residents more efficiently, continue investing in local communities, and generate value for stockholders.

Fred Tuomi, Chief Executive Officer of Invitation Homes, said: “Bringing together the best of both companies will help us continue to enhance customer service and expand housing choices for our residents. We will be able to more effectively and efficiently deliver exceptional living experiences near good jobs and good schools for families choosing to rent. Our combined team is excited about the future and the opportunity ahead to continue serving our residents and supporting local communities.”

The transaction combines two companies with highly complementary capabilities, including Invitation Homes’ industry-leading approach to customer service and asset-management expertise, and Starwood Waypoint Homes’ best-in-class technology. Overall, the two companies have invested nearly $2 billion, an average of approximately $22,000 per home, in renovations and maintenance, improving the resident experience and driving economic growth and job creation in local communities.

The combined company owns and manages a portfolio of approximately 82,000 single-family homes. While Invitation Homes is now the largest single-family rental company in the United States, its portfolio still represents less than 0.1 percent of the more than 90 million single-family homes in the United States, and just 0.5 percent of the nearly 16 million single-family homes for rent in the United States.

Financial Highlights

As a result of the merger, Invitation Homes will benefit from economies of scale and greater operating efficiency that will also enable even higher-quality customer service. Invitation Homes continues to expect annual run-rate cost synergies from the merger of $45 million to $50 million. The transaction is expected to be accretive to core funds from operations (“FFO”) and adjusted FFO on a run-rate basis. The combined company is also expected to benefit from a stronger balance sheet with improved financial flexibility, lower long-term cost of capital and a continued path towards deleveraging.

Leadership and Corporate Headquarters

As previously announced, Fred Tuomi, former Chief Executive Officer of Starwood Waypoint Homes, is now Chief Executive Officer of Invitation Homes; Ernie Freedman remains Chief Financial Officer of Invitation Homes; Charles Young, former Chief Operating Officer of Starwood Waypoint Homes, is now Chief Operating Officer of Invitation Homes; and Dallas Tanner remains Chief Investment Officer of Invitation Homes. The Board now has 11 directors, consisting of six current directors of Invitation Homes and five former trustees of Starwood Waypoint Homes. Invitation Homes will remain headquartered in Dallas, Texas, and will maintain a presence in Scottsdale, Arizona.

Advisors

Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC acted as financial advisors and Simpson Thacher & Bartlett LLP acted as legal advisor to Invitation Homes. Morgan Stanley & Co. LLC and Evercore Group L.L.C. served as financial advisors and Sidley Austin LLP served as legal advisor to Starwood Waypoint Homes.

About Invitation Homes

Invitation Homes is a leading owner and operator of single-family homes for lease, offering residents high-quality homes across America. With more than 82,000 homes for lease in 17 markets across the country, Invitation Homes is meeting changing lifestyle demands by providing residents access to updated homes with features they value, such as close proximity to jobs and access to good schools. The company’s mission, “Together with you, we make a house a home,” reflects its commitment to high-touch service that continuously enhances residents’ living experiences and provides homes where individuals and families can thrive.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which include, but are not limited to, statements related to Invitation Homes’ expectations regarding the anticipated benefits of the merger with Starwood Waypoint Homes, the performance of Invitation Homes’ business, its financial results, its liquidity and capital resources, and other non-historical statements. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including, among others, risks associated with achieving expected revenue synergies or cost savings, risks inherent to the single-family rental industry sector and Invitation Homes’ business model, macroeconomic factors beyond Invitation Homes’ control, competition in identifying and acquiring Invitation Homes’ properties, competition in the leasing market for quality residents, increasing property taxes, homeowners’ association fees and insurance costs, Invitation Homes’ dependence on third parties for key services, risks related to evaluation of properties, poor resident selection and defaults and non-renewals by its residents, performance of Invitation Homes’ information technology systems and risks related to Invitation Homes’ indebtedness. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Additional factors that could cause Invitation Homes’ results to differ materially from those described in the forward-looking statements can be found under (i) the section entitled “Part I-Item 1A. Risk Factors,” of the Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the Securities and Exchange Commission (the “SEC”) and (ii) the caption entitled “Risk Factors” in Invitation Homes’ definitive joint proxy statement/information statement and prospectus filed with the SEC under Rule 424(b)(3) on October 16, 2017, as such factors may be updated from time to time in Invitation Homes’ periodic filings with the SEC, which are accessible on the SEC’s website at http://www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in Invitation Homes’ filings with the SEC. The forward-looking statements speak only as of the date of this press release, and Invitation Homes expressly disclaims any obligation or undertaking to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except to the extent otherwise required by law.

Media Contact:

Sard Verbinnen & Co

Brooke Gordon/Liz Zale/Emily Claffey

(212) 687-8080

For Invitation Homes:

Investor Relations

Greg Van Winkle

(844) 456-INVH

IR@InvitationHomes.com

Media

Claire Buchan Parker

(202) 257-2329

cparker@invitationhomes.com

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